Exhibit 99.1

SBA COMMUNICATIONS CORPORATION ANNOUNCES CLOSING OF

OPTASITE HOLDING COMPANY INC. ACQUISITION

BOCA RATON, FL, September 16, 2008 — SBA Communications Corporation (Nasdaq:SBAC) (“SBA” or the “Company”) announced today that it has completed the acquisition of Optasite Holding Company Inc. (“Optasite”). Optasite owns 528 tower sites, located in 31 states, Puerto Rico and the U.S. Virgin Islands and approximately 38 managed site locations.

At closing, SBA issued 7.25 million shares of SBA Class A common stock to the sellers, assumed Optasite’s fully-drawn $150 million senior credit facility (which bears interest at one month LIBOR plus 165 basis points and which matures in November 2010) and assumed approximately $25 million of additional liabilities which SBA satisfied in cash. The sale of shares of SBA common stock which were issued will be subject to certain volume limitations on transfer.

SBA received financial advice from Deutsche Bank Securities Inc. and Lehman Brothers Inc. on the proposed acquisition. Optasite’s financial advisor was Morgan Stanley & Co. Incorporated.

About SBA

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses—site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 35,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232 or visit our website at www.sbasite.com.